EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-78379, 333-35484, 333-99251, and 333-116062 on Form S-8 and Registration Statement No. 333-91954 on Form S-3 of our reports dated February 28, 2007, relating to the financial statements of StanCorp Financial Group, Inc., and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption, on December 31, 2006, of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans) and to management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of StanCorp Financial Group, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Portland, Oregon

February 28, 2007